Exhibit 10.6

Supply And Marketing Agreement

Parties

Clarins Cosmetics (Shanghai) Company Limited

With

Shanghai Weitong Trading Co., Ltd.

2023

Supply And Marketing Agreement

Supplemental Agreement to this Authorized Retailer Agreement (This Agreement “) is entered into between the following parties in Jing ‘an District, Shanghai, in December 9, 2022:

1. Clarins Cosmetics (Shanghai) Company Limited is a limited liability company legally established and validly existing under the laws of the People’s Republic of China (PRC), with its registered address at Room 2005-2008A, 20 floor, #1601 West Nanjing Road, Jing ‘an District, Shanghai (“Party A” or “Clarins”);

2. Shanghai Weitong Trading Co., Ltd., a limited liability company legally incorporated and validly existing under the laws of the People’s Republic of China, registered at Room 1103-1104, #28 Xuanhua Road, Changning District, Shanghai (“Party B”).

Party A and Party B are collectively referred to as the “Parties” and each is referred to as a “Party”.

Whereas:

A.	Clarins Luxury and premium perfumes, skincare and cosmetics products (the “Products”) under the Clarins brand are distributed through a selective distribution system in which products are sold exclusively to end consumers by authorized retailers.

B.	Party B has the necessary commercial skills, experience and team to effectively and diligently promote the sales of the Products at its points of sale where the quality standards set by Clarins in advance are met.

C.	The Parties intend to establish a friendly cooperative relationship and determine the relevant terms and conditions in respect of Party B purchasing products from Party A and promoting and selling the products to end consumers at “JD domestic shop”, an online shop registered and operated by Party B on the JD.com platform.

Therefore, the parties, through friendly negotiation, enter into the following agreement in relation to the purchase by Party B from Party A and the sale of Party A’s Products at Party B’s store on JD domestic shop and related matters:

1 Term of agreement

1.1 Party A and Party B agree that this Agreement shall come into force from [2023-1-1] until [2023-12-31] unless:

(a) the Parties enter into a new contract in lieu of this Agreement;

(b) Each party enters into an agreement to amend this Agreement (in which case the amended Agreement shall prevail); Or

(c) the Agreement is terminated in accordance with the terms of this Agreement.

1.2 If the parties agree to continue the transaction and the parties sign a new contract in place of this Agreement, the Agreement shall be automatically renewed for a period of one year from the aforesaid end date, with either party giving a written notice of termination at least three (3) months prior to the expiration of the initial period.

2 Terms of Trade

2.1 Party A and Party B agree that the discount rate for retail products shall be [31.5]%, and the discount rate for gift box products shall be [31.5]%. The parties agree that the VAT invoice price provided by Party A to Party B for each product shall be the suggested retail price including VAT less the aforesaid discount rate.

Settlement method: Party B shall pay for all ordered products in full according to the value added tax invoice issued by Party A and shall not retain the payment.

2.2 Based on Party B’s orders from 2023-1-1 to 2023-12-31, Party A shall provide free gifts to Party B according to the situation of each order and actual sales demand. The types of gifts include but are not limited to various product samples, trial bags and non-product gifts. The types and quantities of gifts provided by Party A shall be determined by Party A. Party B shall negotiate with Party A on the proper use of the free gifts, otherwise Party A shall have the right to stop providing the free gifts at any time.

2.3 Sales Rebate: From 2023-1-1 to 2023-12-31, the total retail amount of Party B’s purchases including tax shall reach RMB 306 million (including part of the retail amount directly purchased by Party B from department stores with the approval of Party A). Party A shall provide Party B with a rebate based on 3% of the retail value of the purchases including tax in the next year. During the term hereof, both parties shall have the right to agree on the conditions (i. e. KPI) for the rebate and sign a supplementary agreement separately.

2.4 Both parties confirm that, according to the relevant policies of JD Platform, Party B will resell the products purchased from Party A to JD Platform and then sell them to end consumers through JD Platform. On this basis, the parties agree that Party B shall use 2% of the resale price of the relevant Products to JD Platform (“ JD Purchase Price”, which does not include VAT) for the marketing activities of the Products in JD Grand Trade stores and Party A.

2.5 Further, if Party B and JD Platform adjust the purchase price of JD (excluding VAT) and the adjusted price exceeds 79% of the brand’s suggested retail price after deducting 13% VAT, Party B agrees to withdraw an additional 9% of the suggested retail price of the products resold to JD.com after deducting 13% VAT for the marketing activities of Party A’s products on JD. com. The marketing activities under Items 2.4 and 2.5 include but are not limited to advertising, sales promotion and other activities. The specific marketing methods and advertising contents shall be determined by Party A and shall be reviewed and confirmed in writing by Party A before implementation. For the avoidance of doubt, the cost of the above-mentioned marketing activities shall be the net value excluding VAT, that is, Party B shall bear the corresponding VAT when paying the above mentioned marketing expenses to a third party.

2.6 Party B shall place orders with Party A by placing a written purchase order (including sending it by E-mail). The order shall become effective upon written confirmation by Party A. The quantity, amount and place of delivery of the products shall be subject to the purchase order.

2.7 Party A shall provide Party B with a reasonable number of product gift boxes according to market activities.

2.8 Once the products shipped by Party A for a particular purchase order are delivered to the designated first carrier, the ownership of such products and the risk of loss or damage thereof shall be transferred to Party B.

2.9 Party B shall conduct acceptance inspection upon receipt of Party A’s Products and the delivery list (“ Acceptance Period ”) specifying the type, specification, quantity and other information of the Products, including the type, specification, quantity, appearance and quality of the products, the packaging of the products and the accompanying documents (if any). In the process of acceptance, if Party B finds that the type, specification and quantity of the products provided by Party A are not in conformity with the purchase order, or the packaging is damaged or the products are damaged, Party B shall timely notify Party A in writing within the acceptance period. If Party B fails to give feedback within the acceptance period, it shall be deemed that Party B has confirmed and accepted the relevant products by written acceptance.

3 Terms of Payment

3.1 At the beginning of each month, Party A shall issue VAT invoice for the products issued last month. Party B shall make full payment according to the VAT invoice issued by Party A before the 25th of the month following Party A’s issuance of the products. If Party B delays in making the payment, Party A shall have the right to charge interest of 0.1% per day on the unpaid part due and to stop the supply.

3.2 The payment shall be made to Party A’s following bank account:

Account name: [xxxxxxxxxxxxx]

Bank name: HSBC Shanghai Branch

Bank account number: [xxxxxxxxxxxx]

In case of any change in the aforesaid bank account, Party A shall send to Party B an official letter affixed with Party A’ s official seal and signed by Party A’s general manager and administrative and financial controller.

4 Product Warranty

4.1 Party A warrants that the Products of Party A will be delivered to the designated first carrier in accordance with the specifications set forth in this Agreement, the relevant Purchase Order and the relevant Product certificates (if any).

4.2 Any warranties of Party A with respect to its Products shall not apply to any products that have been improperly used, neglected, improperly stored or handled, altered or abused, or any products that fail to comply with such warranties in part or in whole due to other circumstances beyond Party A’s control. Party B’s sole and exclusive remedy in respect of the Warranty set forth herein and Party A’s sole obligation under such warranty shall be to replace any nonconforming products in accordance with Party A’s return and exchange policy.

4.3 Party A hereby represents that it does not make any other warranties, express or implied, including warranties of merchantability or fitness for a particular purpose, except as provided in this Agreement. Party B hereby accepts such disclaimer.

5 Limitation of liability

Party A shall not be liable under this Agreement for special, indirect, incidental or incidental damages (regardless of class or nature). Notwithstanding anything else to the contrary in any Agreement, Party A’s maximum liability with respect to its Products and this Agreement for all claims (whether in respect of claims based on warranties, recalls or removal, claims of indemnity or a combination of the foregoing or other claims, And whether arising under contract, warranty, tort (including negligence), strict liability, product liability or a combination of the foregoing, or any other theory of liability or indemnity) shall not exceed the amount of money Party A agrees to pay under this Agreement to replace the Products that do not conform to the provisions hereof.

6 Party B’s business and promotion activities

6.1 Party B shall ensure that a team of 15 or more special personnel manages and operates the store, and shall bear all costs and expenses arising therefrom.

6.2 Party B shall only use Party A’s name, trade name, trademark, logo and other elements and contents that Party A enjoys relevant intellectual property rights or other rights within the scope permitted by Party A. Without written consent of Party A, Party B shall not use or allow others to use such elements and contents that Party A enjoys relevant intellectual property rights or other rights without authorization.

6.3 Without Party A’s prior written consent, Party B shall not make any changes to the products, packaging or promotional materials provided by Party A.

6.4 If Party B intends to carry out any advertising, promotion or other marketing activities related to Party A or Party A’s products, it shall obtain Party A’s written consent and carry out relevant activities in accordance with Party A’s requirements. Party A shall have the right to review any materials and contents related to Party A and Party A’s products published by Party B, including but not limited to pictures, charts, videos and copywriting, etc. Party B shall not publish any materials and contents related to Party A and Party A’s products without written consent of Party A.

6.5 Party B shall guarantee that any advertising or other marketing activities it conducts comply with the provisions of the Advertising Law, the Anti-Unfair Competition Law, the Anti-Monopoly Law, the Consumer Rights Protection Law, the Personal Information Protection Law and other relevant laws and regulations and shall not damage the legitimate rights and interests of Party A or any third party. Party B shall not damage Party A’s brand image and reputation in any form.

7 Information security and personal information protection

7.1 Party B undertakes to have the necessary qualifications and conditions to process the personal information and/or data hereunder and to comply with the Civil Code of the People’s Republic of China, the Cyber Security Law of the People’s Republic of China, the Data Security Law of the People’s Republic of China, the Personal Information Protection Law of the People’s Republic of China and other applicable laws, regulations, decrees and standard documents.

7.2 Clarins Group (hereinafter referred to as “Clarins Group”), including Party A, has all present or future legal rights or interests in all personal information and/or data hereunder, except as otherwise provided by law. For the purpose of the cooperation relationship between the Parties, this cooperation shall not change the ownership of the said rights or interests, nor shall it be deemed to be a transfer or license of any kind of rights or interests (unless such licenses are necessary to enter into or perform this Agreement).

7.3 If Party B adds or integrates other personal information and/or data in the processing activities hereunder, or provides such personal information and/or data to Clarins Group, and such data is an integral part of the service results, Party B undertakes that the source of such data is legal, true and valid. The necessary and sufficient notification and consent procedures have been performed according to law or other legal reasons have been complied with, and the free, irrevocable and sublicensible authorization within the term of cooperation shall be disposed of by Clarins Group for the purpose of this Agreement, except as otherwise provided by laws, regulations and this Agreement.

7.4 Where Party B is entrusted to handle personal information and/or data, it shall assist Clarins Group in performing its statutory duties or obligations related to personal information protection and data compliance, and shall take the following necessary measures, including but not limited to, to ensure the security of such data handled and prevent unauthorized access, disclosure, tampering and loss:

a. Formulate internal management system and operating procedures, and establish posts and personnel related to personal information and data security according to law

b. Conduct classified management of personal information and data, and take appropriate security technical measures such as encryption and de-identification to ensure effective isolation of data hereunder from other data;

c. Reasonably determine the operational authority of personal information and data processing, and regularly provide safety education and training to practitioners;

d. Formulate, organize and implement emergency plans for personal information security incidents;

e. Handle the grading, filing and regular assessment of the network security protection level of the processing system and network related to the provision of services, and carry out regular compliance audit;

f. Record the activities related to data processing in a complete and accurate manner, and keep the records for no less than three years after the termination of the cooperation between the parties;

g. Other measures prescribed by laws and regulations.

h. Party B shall not subentrust the data under this Agreement. If Clarins Group agrees in writing to subcommission, Party B shall ensure that the subcontractor abides by the provisions of this Agreement and shall be jointly and severally liable to the subcontractor.

i. Upon termination of the entrusted processing, Party B shall completely delete or return, as instructed, any personal information and/or data entrusted to it by Clarins Group (and its subentrusted other trustees) without retention.

7.5 Party B shall process the personal information and/or data hereunder in China. If it is necessary to process the personal information and/or data hereunder, Party B shall obtain written permission from Clarins Group, perform security assessment and other legal procedures according to law, and take necessary measures to ensure that the processing activities of the overseas recipient comply with applicable laws and regulations and the protection standards agreed herein.

7.6 Party B shall promptly take remedial measures, notify Clarins Group in writing, and perform the necessary notification and reporting obligations in accordance with the law upon receipt of the right request from the relevant rights subject or the order of the relevant authorities, or the occurrence or potential occurrence of security incidents.

7.7 Party B shall, upon request of Clarins Group, promptly provide all necessary information or audit reports to prove that it has complied with its obligations under this Agreement. Notwithstanding the foregoing, Clarins Group shall have the right, by itself or by a third party auditor, to enter Party B’s business premises and network space and inspect the technical and organizational measures and processes related to its data processing activities during normal working hours upon reasonable prior notice, in order to verify whether Party B is in compliance with the provisions of this Agreement and the provisions of relevant laws and regulations.

8 Intellectual Property Rights

8.1 Party B acknowledges and acknowledges that Party A, its affiliates and the relevant intellectual property licensors have exclusive rights (“ Intellectual Property Rights ”) to the trademarks, packaging, designs, patterns, Copyrights, logos, etc. and any other intellectual property rights more generally (whether registered or not) used or owned by Party A, its affiliates and the relevant intellectual property licensors. This Agreement shall not in any way be construed as a transfer or grant to Party B any ownership of the aforesaid intellectual Property rights.

8.2 Without the written consent of Party A, Party B shall not use or display the Intellectual Property Rights in any way, even for advertising purposes. If Party B violates this clause, Party A shall have the right to terminate this Agreement immediately by giving a written notice to Party B.

8.3 Party B shall not use other intellectual property rights on Party A’s products or brands, and shall not change or damage Party A’ s intellectual property rights, products with intellectual property rights, trademarks or packaging in any way. Party B shall promptly notify Party A of any infringement or suspected infringement of Party A’s intellectual property rights by any third party and assist Party A in taking necessary measures to protect Party A’s intellectual property rights.

9 Representations and warranties

9.1 Party B hereby represents and warrants that:

1)	It is a legal person duly established, validly existing and in good standing under the laws of the People’s Republic of China and has the right to enter into this Agreement;

2)	Its execution and performance of this Agreement (including purchase orders) will not violate its organizational documents, articles of association, scope and method of business, any agreement/contract reached with or commitment made to any third party, or any requirements of any government or judicial/arbitrati on body;

3)	It has obtained all licenses, qualifications and permits required for the performance of its obligations under this Agreement;

4)	It will not violate any applicable laws, regulations and policies in the course of performing this Agreement.

10 Confidentiality

10.1 Confidential Information means any and all technical or commercial information, whether written, oral, electronic or in any other identifiable form, disclosed by the Disclosing Party to the Receiving Party, or otherwise accessed or obtained by the Receiving Party, in connection with the Disclosing Party and its affiliates or this Agreement. Confidential information includes, but is not limited to, company plans and strategies, product samples and information, pricing information, financial information, customer information, contracts, marketing, management, data, drawings, sketches, designs, plans, descriptions, specifications, analytical results, calculations, proprietary knowledge, production processes, etc.

10.2 Each party agrees to keep the confidential information of the other party strictly confidential, and shall not disclose any confidential information of the other party to any third party without the express written consent of the other party, nor shall it be used by itself for any purpose other than the purpose set forth herein.

10.3 If the Receiving Party is required by any court, judicial department or government department of appropriate jurisdiction to disclose the Confidential Information, such disclosure shall not constitute a breach of the Receiving Party’s obligations under this Agreement, provided that in such case, the Receiving Party shall promptly notify the Disclosing Party in writing of such disclosure required to enable the Disclosing Party to defend against any such disclosure required, Obtain appropriate protection in respect of such required disclosure, or otherwise take steps to keep such confidential information confidential.

11 Relationships

The relationships created by this Agreement are solely between independent parties. This Agreement does not cause either party to constitute the agent or legal representative of the other party for any purpose, and neither party is granted any right or authority under this Agreement to assume or create any obligation (whether express or implied) or to make any representation, warranty or guarantee except as expressly granted or made in this Agreement.

12 Termination of this Agreement

12.1 The Parties shall have the right to terminate this Agreement immediately under any of the following circumstances:

(1)	If either party fails to comply with any obligations set forth in this Agreement, it fails to rectify such breach within thirty (30) days from the date of the other party giving a formal notice requiring it to comply with this Agreement, if such breach can be remedied;

(2)	the occurrence of any other circumstances which entitle either party to terminate this Agreement in accordance with the provisions set forth herein and, in the schedules, hereto;

(3)	Party B breaches its representations or warranties under this Agreement;

(4)	Party B breaches clauses 7, 8 or 10 of this Agreement; or

(5)	either party dissolves or declares bankruptcy, ceases business or is disqualified from business.

13 Governing law and dispute resolution

13.1 This Agreement shall be governed by the laws of China.

13.2 Any dispute, dispute or claim of rights (dispute ”) arising out of or in connection with this Agreement or its interpretation, breach, termination or validity shall be settled by the parties through friendly negotiation. If no settlement can be reached through friendly negotiation between the parties, such dispute shall be submitted to the people’s court at the place where this Agreement is entered into for settlement. The parties confirm that this Agreement is signed in Jing ‘an District, Shanghai.

This Agreement shall be made in two (2) originals. Party A and Party B shall each hold one (1) original.

This Agreement shall come into force upon being signed by the authorized representatives of both parties or affixed with the official seal or special seal for contract of both parties.

/s/ Seal affixed		s/ Seal affixed
Party A:	Clarins Cosmetics (Shanghai)	Party B:	Shanghai Weitong Trading
	Company Limited		Co., Ltd.

Authorized Representative		Authorized Representative

Date: December 9, 2022